UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2010
HealthMarkets, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14953	75-2044750

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9151 Boulevard 26, North Richland Hills, Texas	76180

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 255-5200
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) On March 29, 2010 (the “Effective Date”), HealthMarkets, Inc. (the “Company”) entered into new restricted share agreements (the “Restricted Share Agreements”) with each of Phillip Hildebrand, the Company’s President and Chief Executive Officer, and Anurag Chandra, the Company’s Executive Vice President and Chief Operating Officer.
Pursuant to the Restricted Share Agreements, the Company has agreed to grant Messrs. Hildebrand and Chandra 43,264 and 13,283 restricted shares of the Company’s Class A-1 common stock, respectively. The restricted shares granted to Messrs. Hildebrand and Chandra will vest in equal 20% annual installments on each of the first five anniversaries of the Effective Date, in each case, subject to the executive’s continued employment through the applicable vesting date and the Company’s achievement of an adjusted EBITDA of at least $10 million for at least one fiscal quarter occurring during the time period from the Effective Date through the first anniversary thereof (subject to earlier vesting in the case of certain qualifying terminations).
The foregoing summary is qualified in its entirety by reference to the Restricted Share Agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Restricted Share Agreement, dated as of March 29, 2010, by and between HealthMarkets, Inc. and Phillip Hildebrand.

10.2	Restricted Share Agreement, dated as of March 29, 2010, by and between HealthMarkets, Inc. and Anurag Chandra.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEALTHMARKETS, INC.
By:	/s/ Steven P. Erwin
	Name:	Steven P. Erwin
	Title:	Executive Vice President & Chief Financial Officer

Dated: April 1, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restricted Share Agreement, dated as of March 29, 2010, by and between HealthMarkets, Inc. and Phillip Hildebrand.

10.2	Restricted Share Agreement, dated as of March 29, 2010, by and between HealthMarkets, Inc. and Anurag Chandra.